UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                               Washington, DC 20549


                                                   SCHEDULE 13D

                                     Under the Securities Exchange Act of 1934
                                             (Amendment No. ________)*

                                                APHTON CORPORATION
                                                 (Name of Issuer)

                                          Common Stock ($.001 par value)
                                          (Title of Class of Securities)

                                                    03759P-10-1
                                                  (CUSIP Number)

           Fred Jacobs, PO Box 1049, Woodland, CA 95776, 530-661-6077
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                January 13, 1998
             (Date of Event which Requires Filing of this Statement)

              If the filing person has previously filed a statement
             on Schedule 13G to report the acquisition which is the
      subject of this Schedule 13D, and is filing this schedule because of
                Rule 13d-1(b)(3) or (4), check the following box.

Check the following box if a fee is being paid with the statement (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and
for  any  subsequent   amendment   containing   information  which  would  alter
disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 03759P-10-1                         Page 1 of 1 Pages

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Richard L. Littenberg

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)
                                                                      (b)

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  PF

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  UNITED STATES OF AMERICA

                                 7        SOLE VOTING POWER
           NUMBER OF                               1,146,250
            SHARES
         BENEFICIALLY            8        SHARED VOTING POWER
           OWNED BY                                0
             EACH
           REPORTING             9        SOLE DISPOSITIVE POWER
            PERSON                                 1,146,250
             WITH
                                 10       SHARED DISPOSITIVE POWER
                                                   0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,146,250

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  8.1%

14       TYPE OF REPORTING PERSON*
                  IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date:  February 9, 1998               Signature:  /s/ Richard L. Littenberg
                                                          Name/Title